Exhibit 99.1

Press Release

ZYNGA ANNOUNCES SUBSTANTIAL COST REDUCTIONS

Updates Outlook

SAN FRANCISCO, June 3, 2013 – Zynga Inc. (Nasdaq: ZNGA), a leading provider of social game services, today announced substantial cost reductions, including a workforce reduction and closure of various office locations that will result in an estimated $70 million to $80 million in pre-tax annualized cash expense savings.

As part of these initiatives, Zynga expects to complete a reduction in force of approximately 520 employees or approximately 18% of its global workforce. The workforce reduction will occur across all functions and is expected to be substantially complete by August 2013. Zynga will record pre-tax restructuring charges of approximately $24 million to $26 million in the second quarter, and $2 million to $5 million in the third quarter. Zynga also expects to record an estimated $15 million reversal of stock-based expense in the second quarter of 2013 as a result of the net impact of these workforce reductions.

Outlook

Zynga’s updated outlook for the second quarter of 2013 is as follows:

•	Net loss is projected to be in the range of $39 million to $28.5 million, which is updated to reflect the impact of the actions noted above.

•

Bookings are projected to be in the lower half of the outlook range provided in our April 24, 2013 first quarter earnings release. While our Farmville Franchise continues to perform well, other games are underperforming.

•	Zynga re-affirms the second quarter 2013 outlook provided on April 24, 2013 for Revenue, EPS, Adjusted EBITDA and Non-GAAP EPS.

Zynga also re-affirms the full year 2013 outlook provided on April 24, 2013 for Adjusted EBITDA margin.

Non-GAAP Financial Measures

A discussion of non-GAAP financial measures and reconciliations of second quarter 2013 outlook non-GAAP financial measures to the most directly comparable GAAP measures are provided in our April 24, 2013 first quarter earnings release. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with generally accepted accounting principles (“GAAP”).

About Zynga Inc.

Zynga Inc. (ZNGA) is a leading provider of social game services with approximately 250 million monthly active users playing its games, which include Zynga Poker, Words With Friends, Scramble With Friends, Gems With Friends, Draw Something, FarmVille 2, ChefVille, CityVille, Bubble Safari and Ruby Blast. Zynga’s games are available on a number of global platforms, including Facebook, Zynga.com, Apple iOS and Google Android. Zynga is headquartered in San Francisco, California. Learn more about Zynga at http://blog.zynga.com or follow us on Twitter and Facebook.

The Zynga Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=11743.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, our outlook for second quarter 2013 revenue, net loss, EPS, bookings, Adjusted EBITDA, and non-GAAP EPS; our outlook for full year 2013 Adjusted EBITDA margin; our estimated cost reduction plans and proposed reduction in force; our estimated pre-tax savings, pre-tax restructuring charges and estimated reduction of stock-based expense, and the timing for such estimated savings, charges and expense reductions; our proposed non-headcount cost reductions; and our future operational and strategic plans.

Forward-looking statements often include words such as “outlook,” “projected,” “intends,” “will,” “anticipate,” “believe,” “target,” “expect,” and statements in the future tense are generally forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the three months ended March 31, 2013 and in our Annual Report on Form 10-K for the full year ended December 31, 2012, copies of which may be obtained by visiting our Investor Relations web site at http://investor.zynga.com or the SEC’s web site at www.sec.gov. Our actual results could differ materially from those predicted or implied, and reported results should not be considered as an indication of our future performance. Factors that could cause or contribute to such differences include, but are not limited to, our relationship with Facebook or changes in the Facebook platform, our ability to maintain significant bookings for franchise games, despite increasing decay rates for games generally, our ability to control and reduce expenses, disruptions in our business and bookings expectations as a result of the restructuring, our exposure to illegitimate credit card activity in Zynga Poker, acquisitions by us and changes in corporate strategy or management.

Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. There is no guarantee that the circumstances described in our forward-looking statements will occur. We assume no obligation to update such statements.

Disclosure Using Social Media Channels

Zynga announces material information to its investors using SEC filings, press releases, public conference calls, webcasts and social media channels. Zynga encourages investors, the media, players and others interested in Zynga to review the information posted on the company blog (http://zyngablog.typepad.com/zynga/), the company Facebook site (https://facebook.com/Zynga) and the company twitter account (https://twitter.com/Zynga). Investors, the media, players or other interested parties can subscribe to the company blog and twitter feed at the addresses listed above. Any updates to the list of social media channels Zynga will use to announce material information will be posted on the Investor Relations page of the company’s website at http://investor.zynga.com

Contacts

Investors

Krista Bessinger

415-339-5266

investors@zynga.com

Press

Stephanie Hess

415-503-0303

press@zynga.com